Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Julieanne DiBene, Marketing Communications
1-408-474-1276
Julie.DiBene@Micrel.com

    Micrel, Inc. Announces Election of Neil J. Miotto To Board of Directors

   San Jose, Calif., Feb. 20, 2007 - Micrel Inc., (Nasdaq:MCRL), an industry leader in Ethernet, analog, and high bandwidth communications IC solutions, today announced the election of Mr. Neil J. Miotto to Micrel's Board of Directors. Mr. Miotto will replace Mr. George Kelly, who resigned from the Board on February 9, 2007. Mr. Miotto is a retired assurance partner of KPMG LLP and served as an SEC reviewing partner (KPMG's top technical designation). He was a partner at KPMG for 27 years and served in the firm's New York City, Stamford and Silicon Valley offices. As an assurance partner, Neil was responsible for the overall planning and execution of the audits of the financial statements of his clients. In this role, he had extensive interaction with top management and the boards of directors of his clients, specifically audit committees.

Mr. Miotto is a member of the American Institute of Certified Public Accountants and holds CPA licenses in New York, Connecticut and California.
He has also served as chairman of the SEC Committee of the New York State Society of Certified Public Accountants. Mr. Miotto holds a Bachelor of Business Administration degree from Baruch College, The City University of New York. In his new role, Mr. Miotto will serve as one of Micrel's independent directors. "Neil has extensive experience in accounting and business practices for high-tech firms," said Ray Zinn, President, CEO, Co-Founder and Chairman of the Board. "One of Micrel's core values has long been in the area of transparent financials and we look forward to Neil's contributions as we continue to deploy innovative strategies to grow our global business."


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Micrel, Inc. Announces Election of Neil J. Miotto to Board of Directors   page2

About Micrel, Inc.

Micrel Inc., is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets. The Company's products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products. Corporation headquarters and state-of-the-art wafer fabrication facilities located in San Jose, CA with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia.
In addition, the Company maintains an extensive network of distributors and reps worldwide. Web: http://www.micrel.com.


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